Exhibit 99.1

ALDILA, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30 , 2007

(In thousands, except share data)

				Pro Forma Condensed Consolidated Balance Sheet
	September 30, 2007	Pro forma Adjustments		as of 30-Sep-07
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$17,030	$19,643	(a)	$36,673
Accounts receivable	5,207	—		5,207
Inventories, net	16,109	—		16,109
Other current assets	4,144	—		4,144
Total current assets	42,490	19,643		62,133

PROPERTY, PLANT AND EQUIPMENT	12,596	—		12,596
INVESTMENT IN JOINT VENTURE	3,134	(3,134	)(b)	—
OTHER NON-CURRENT ASSETS	1,707			1,707
TOTAL ASSETS	$59,927	$16,509		$76,436

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,891			$4,891
Accrued expenses	2,343			2,343
Other current liability	137			137
Total current liabilities	7,371	—		7,371

LONG-TERM LIABILITIES:
Other long-term liabilies	824			824
Total liabilities	8,195	—		8,195

STOCKHOLDERS’ EQUITY:
Common stock	55			55
Additional paid-in capital	49,801			49,801
Retained earnings	1,876	16,509	(c)	18,385
Total stockholders’ equity	51,732	16,509		68,241

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$59,927	$16,509		$76,436

ALDILA, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

(In thousands, except per share data)

	Nine months ended 30-Sep-07	Pro forma Adjustments		Pro Forma Condensed Consolidated Statement of Operations

NET SALES	$51,478	$—		$51,478
COST OF SALES	34,951	427	(d)	35,378
Gross profit	16,527	(427)		16,100

SELLING, GENERAL AND ADMINISTRATIVE	9,737	—		9,737
Operating income	6,790	(427)		6,363

OTHER INCOME (EXPENSE):
Other, net	720	—		720
Equity in earnings of joint venture	280	(280	)(e)	—

INCOME BEFORE INCOME TAXES	7,790	(707)		7,083
PROVISION FOR INCOME TAXES	2,747	(247	(f)	2,500

NET INCOME	$5,043	$(460)		$4,583

NET INCOME PER COMMON SHARE	$0.91	$(0.08)		$0.83

NET INCOME PER COMMON SHARE, ASSUMING DILUTION	$0.90	$(0.08)		$0.82

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	5,523	5,523		5,523

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES	5,584	5,584		5,584

ALDILA, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

(In thousands, except per share data)

	Year ended December 31, 2006	Pro Forma Adjusmtents		Pro Forma Consolidated Statement of Operations

NET SALES	$72,370	$—		$72,370
COST OF SALES	48,087	825	(d)	48,912
Gross profit	24,283	(825)		23,458

SELLING, GENERAL AND ADMINISTRATIVE	10,731	—		10,731
Operating income	13,552	(825)		12,727

OTHER INCOME (EXPENSE):
Interest income	714	—		714
Other, net	2,148	—		2,148
Equity in earnings of joint venture	407	(407	)(e)	—

INCOME BEFORE INCOME TAXES	16,821	(1,232)		15,589
PROVISION FOR INCOME TAXES	5,585	(406	)(f)	$5,179

NET INCOME	$11,236	$(826)		$10,410

NET INCOME PER COMMON SHARE, BASIC	$2.04	$(0.15)		$1.89

NET INCOME PER COMMON SHARE, ASSUMING DILUTION	$2.01	$(0.15)		$1.86

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	5,518	5,518		5,518

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES	5,591	5,591		5,591

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed consolidated financial statements present Aldila, Inc. and Subsidiaries (the “Company”) pro forma financial position and results of operations based upon historical financial information after giving effect to the previously announced sale of  Carbon Fiber Technology LLC (“CFT”) to SGL Carbon Fibers and Composites, Inc. (“SGL”), a subsidiary of SGL Group – The Carbon Company. The unaudited pro forma condensed consolidated financial statements are presented as if the sale had been completed on September 30, 2007 for purposes of the unaudited condensed consolidated balance sheet information, and on January 1 for each of the periods ended September 30, 2007 and December 31, 2006, respectively, for purposes of the unaudited condensed consolidated statements of operations information with the exception of the gain that would have been recognized from the transaction. In addition, the Company did not recognize any additional interest income in the unaudited condensed consolidated statements of operations for the cash received for the transaction.

The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the consolidated results of operations that the Company would have achieved had the sale of CFT taken place on January 1 for the periods presented and do not purport to be indicative of the effects that may be expected to occur in the future. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes.

The unaudited pro forma condensed consolidated financial statements of the Company are presented in accordance with Article 11 of Regulation S-X.

2. Pro Forma Sale of CFT

On November 28, 2007, the Company announced that its subsidiary, Aldila Materials Technology Corp. (“AMTC”) had entered into an agreement for the sale of AMTC’s 50% interest in CFT to SGL. SGL owned 50% of CFT prior to acquiring 50% from AMTC. The sale closed on November 30, 2007. SGL paid AMTC $17.0 million in cash, plus cash equal to one-half of CFT’s Net Working Capital as of November 30, 2007. The total gross proceeds received by the Company from SGL for the sale was $19.8 million. As part of the transaction, the Company entered into a supply agreement to allow the Company to purchase up to 900,000 pounds of carbon fiber during the first year, and up to approximately 1,000,000 pounds of carbon fiber in subsequent years. The supply agreement will run for five years, subject to certain early termination provisions. The Company will pay CFT’s costs plus an agreed mark-up for the carbon fiber purchased under the supply agreement.

3. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed consolidated financial statements are as follows:

(a) Amount represents the estimated net proceeds received for the sale of CFT. The Company received approximately $19.8 million and estimates that its professional fees associated with the transaction will be approximately $200,000.

(b) To eliminate the Company’s equity in CFT.

(c) The estimated gain that would have been recognized for the sale of CFT.

(d) The estimated increase in costs to the Company for carbon fiber purchased from CFT under the new supply agreement. The amount is estimated based upon the Company’s carbon fiber pound consumption for each period presented times the estimated increase in the per pound cost of carbon fiber inherent in the aforementioned supply agreement.

(e) To eliminate the Company’s equity in earnings of CFT.

(f) The effective tax rates used for the pro forma adjustments, was 35% for the interim nine month period ended September 30, 2007 and 33% for the twelve month period ended December 31, 2006. The effective tax rates were derived from the calculated effective tax rate for each period presented as originally reported on the respective financial statements.